Exhibit 99.1

U.S. Physical Therapy Completes Another Acquisition

Company Surpasses 500 Clinic Mark

HOUSTON--(BUSINESS WIRE)--July 1, 2015--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced today that the Company has completed its third acquisition thus far in 2015. In the most recent transaction, the Company acquired a 70% interest in a four location physical therapy practice. The business has approximately 50,000 patient visits per year and generates $5.5 million in annual revenue. The purchase price was $4.3 million.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 501 outpatient physical and occupational therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 17 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
Westwicke Partners
Bob East, (443) 213-0502